Exhibit 8(d)
                                     FORM OF
                              AMENDED AND RESTATED
                            TRANSFER AGENCY AGREEMENT


     THIS AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT (the "Agreement") is made as of September 13, 2001, by and between Janus Aspen Series, a Delaware business trust (the "Trust") which offers each of its portfolios in one or more classes of shares, and Janus Service Corporation, a Colorado corporation ("JSC").

     The Trust desires to appoint JSC as its transfer agent and JSC desires to accept such appointment.

     1. APPOINTMENT. Subject to the conditions set forth in this Agreement, the Trust hereby appoints JSC as its transfer agent and JSC hereby accepts such appointment with respect to all classes of the Trust. If the Trustees of the Trust hereafter determine to issue additional classes of shares of a portfolio, JSC agrees that it will act as transfer agent for the shares so classified on the terms set forth in this Agreement.

     2. SERVICES. JSC agrees that it will perform or arrange for the performance by others of all of the customary services of a transfer agent of an investment company in accordance with the policies and practices of each class of the Trust as disclosed in its registration materials or otherwise communicated to JSC from time to time, including, without limitation, the following with respect to each class of the Trust: recording the ownership, transfer, conversion, and cancellation of ownership of shares of the Trust on the books of the Trust; establishing and maintaining shareholder accounts; preparing shareholder meeting lists, mailing proxies, receiving and tabulating proxies; mailing shareholder reports and prospectuses; recording reinvestments of dividends and distributions in shares of the Trust; preparing and mailing confirmation forms to shareholders and dealers for purchases and redemptions of shares of the Trust and other transactions for which confirmations are required; and cooperating with insurance companies, qualified plans, broker-dealers and financial intermediaries who represent shareholders of the Trust.

     3. RECORDS. JSC shall maintain such books and records relating to transactions effected by JSC pursuant to this Agreement as are required by the Investment Company Act of 1940 (the "1940 Act"), or by rules or regulations thereunder, to be maintained by the Trust or its transfer agent with respect to such transactions. JSC shall preserve, or cause to be preserved, any such books and records for the period and in the manner prescribed by any such law, rule, or regulation, and shall furnish the Trust such information as to such transactions and at such times as may be reasonably required by it to comply with applicable laws and regulations. To the extent required by the 1940 Act and the rules and regulations thereunder, JSC agrees that all records maintained by JSC relating to the services performed by JSC pursuant to this Agreement are the property of the Trust and will be preserved and will be surrendered promptly to the Trust upon request.

     4. SHARE REGISTRATION. All requisite steps will be taken by the Trust from time to time when and as necessary to register the Trust's shares for sale with the SEC and in all states in which the Trust's shares shall at the time be offered for sale and require registration.

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     5. COMPENSATION  AND EXPENSES.  Each class of the Trust shall reimburse JSC for out-of-pocket expenses incurred by JSC in connection with its performance of services rendered under this Agreement to that class. JSC shall bill the appropriate class as soon as practicable after the end of each calendar month for the expenses for that month. The class shall promptly pay to JSC the amount of such billing.

     6. INDEMNIFICATION.

            a. JSC shall not be responsible for, and the Trust shall hold harmless and indemnify JSC from and against, any loss by or liability to the Trust or a third party (including reasonable attorney's fees and costs) in connection with any claim or suit asserting any such liability arising out of or attributable to actions taken or omitted by JSC or any of its agents pursuant to this Agreement, unless JSC's actions or omissions constitute gross negligence or willful misconduct. The Trust will be responsible for, and will have the right to conduct or control the defense of, any litigation asserting liability against which JSC is indemnified hereunder. JSC will not be under any obligation to prosecute or defend any action or suit with respect to the agency relationship hereunder, which, in its opinion, may involve it in expense or liability for which it is indemnified hereunder, unless the Trust will, as often as requested, furnish JSC with reasonable, satisfactory security and indemnity against such expense or liability.

            b. JSC will hold harmless and indemnify the Trust from and against any loss or liability (including reasonable attorney's fees and costs) arising out of any failure by JSC to comply with the terms of this Agreement due to JSC's gross negligence or willful misconduct.

     7. TERMINATION OF AGREEMENT.

            a. This Agreement may be terminated by either party upon receipt of sixty (60) days' written notice from the other party.

            b. The Trust, in addition to any other rights and remedies, shall have the right to terminate this Agreement immediately upon the occurrence at any time of any of the following events:

                (1) Any interruption or cessation of operations of JSC or its assigns that materially interferes with the business operation of the Trust;

                (2) The bankruptcy of JSC or its assigns or the appointment of a receiver for JSC or its assigns;

                (3) Any merger, consolidation, or sale of substantially all the assets of JSC or its assigns;

                (4) Failure by JSC or its assigns to perform its duties in accordance with this Agreement, which failure materially adversely affects the business operations of the Trust and

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which failure continues for ten (10) days receipt of written notice from JSC.

          c. In the event of termination, each class of the Trust will promptly pay JSC all amounts due to JSC hereunder.

          d. In the event of termination, JSC will use its best efforts to transfer the books and records of the Trust to the designated successor agent and to provide other information relating to its services provided hereunder for reasonable compensation therefore.

     8.   ASSIGNMENT.

          a. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other; provided, however, that any such assignment shall be subject to the prior written approval of the Trust and no such assignment will relieve JSC of any of its obligations hereunder. JSC may, however, employ agents to assist it in performing its duties hereunder.

          b. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns.

     9. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Colorado.

     10. AMENDMENTS. No provisions of this Agreement may be amended or modified in any manner, except by a written agreement properly authorized and executed by both parties hereto.

     11. LIMITATION OF PERSONAL LIABILITY. The parties to this Agreement acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of such liabilities.

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         IN WITNESS WHEREOF, the parties have executed this Agreement.

                                                 JANUS ASPEN SERIES



                                                 By:
                                                    ----------------------------
                                                 Name:  Thomas H. Bailey
                                                 Title: President


                                                 JANUS SERVICE CORPORATION



                                                 By:
                                                    ----------------------------
                                                 Name:  Timothy Hudner
                                                 Title: President